Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 6, 2019, relating to the March 31, 2018 and 2019, consolidated financial statements of Iteris, Inc. and subsidiary, and the effectiveness of Iteris, Inc. and subsidiary’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Iteris, Inc. and subsidiary for the year ended March 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

December 23, 2019